Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS FOR
FISCAL 2016 FOURTH QUARTER AND FULL YEAR

Board of Directors Declares an Increase in Quarterly Dividend to $.15 Per Share

•	Q4 Net Earnings per Diluted Share of $1.84
•	Q4 Net Sales Increase of Approximately 3.4%
•	Q4 Comparable Sales Increase of Approximately 0.4%
•	FY16 Net Earnings per Diluted Share of $4.58

UNION, New Jersey, April 5, 2017 --- Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the fourth quarter and full year of fiscal 2016 ended February 25, 2017.

Fiscal 2016 Fourth Quarter Results

For the fiscal fourth quarter, the Company reported net earnings of $1.84 per diluted share ($268.7 million) compared with $1.91 per diluted share ($303.5 million) for the fiscal 2015 fourth quarter, which included approximately $.06 per diluted share of a net benefit for certain non-recurring items. Net sales for the fiscal 2016 fourth quarter were approximately $3.5 billion, an increase of approximately 3.4% from net sales of approximately $3.4 billion reported in the fiscal 2015 fourth quarter. Comparable sales in the fiscal 2016 fourth quarter increased by approximately 0.4%, compared with an increase of approximately 1.7% in last year’s fiscal fourth quarter. Comparable sales from customer-facing digital channels grew in excess of 20% while comparable sales from stores declined in the low single-digit percentage range during the fiscal 2016 fourth quarter.

Fiscal 2016 Full Year Results

For the fiscal full year, the Company reported net earnings of $4.58 per diluted share ($685.1 million) compared with $5.10 per diluted share ($841.5 million) in the corresponding period a year ago which included approximately $.06 per diluted share of a net benefit for certain non-recurring items. Net sales for fiscal 2016 were approximately $12.2 billion, an increase of approximately 0.9% from net sales of approximately $12.1 billion in fiscal 2015. Comparable sales for the fiscal full year decreased by approximately 0.6% for fiscal 2016 compared with an increase of approximately 1.0% in fiscal 2015. Comparable sales from customer-facing digital channels grew in excess of 20% while comparable sales from stores declined in the low single-digit percentage range for the fiscal full year.

Steven H. Temares, Chief Executive Officer and Member of the Board of Directors of Bed Bath & Beyond Inc. stated, “During fiscal 2016, we made significant investments to evolve our Company and advance our mission to be trusted by our customers as the expert for the home and ‘heart-related’ life events by continuing to build and deliver a strong foundation of differentiated products, and services and solutions for customers, while driving operational excellence.”

Capital Allocation

As a reflection of the long-term health of the business, and commitment to creating shareholder value, the Company’s Board of Directors today declared an increase in the quarterly dividend to $.15 per share. The increased quarterly dividend is payable on July 18, 2017 to shareholders of record at the close of business on June 16, 2017.

During the fiscal 2016 fourth quarter, the Company repurchased approximately $171 million of its common stock, representing approximately 4.1 million shares, under its existing $2.5 billion share repurchase program. As of February 25, 2017, the program had a remaining balance of approximately $1.7 billion, and is expected to be completed sometime in fiscal 2020.

Fiscal 2017 Outlook

Bed Bath & Beyond Inc.’s conference call with analysts and investors will be held today at 5:00 pm EDT. During this call, the Company plans to review certain of its financial planning assumptions for fiscal 2017.

Based on these planning assumptions, Bed Bath & Beyond Inc. is modeling a decline in net earnings per diluted share in the percentage range of low-single digits to 10 percent for fiscal 2017.

Fiscal 2016 Fourth Quarter Conference Call

The Company’s fiscal 2016 fourth quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 847-585-4405, using conference ID number 44538918. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 44538918. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in-store, online, with a mobile device or through a contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, harmondiscount.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com and t-ygroup.com. As of February 25, 2017, the Company had a total of 1,546 stores, including 1,023 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 276 stores under the names of World Market, Cost Plus World Market or Cost Plus, 113 buybuy BABY stores, 80 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 54 stores under the names Harmon, Harmon Face Values or Face Values. During the fiscal fourth quarter, the Company opened two Bed Bath & Beyond stores, two World Market stores, two buybuy BABY stores, two Harmon Face Values stores, and one andThat! store, and closed four World Market stores. In addition, the Company is a partner in a joint venture which operates eight stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws, including without limitation the proposed border adjustment tax; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth             (908) 613-5820

 BED BATH & BEYOND INC. AND SUBSIDIARIES

 Consolidated Statements of Earnings

 (in thousands, except per share data)

  (unaudited)

	Three Months Ended		Twelve Months Ended

	February 25,	February 27,	February 25,	February 27,
	2017	2016	2017	2016

Net sales	$3,533,954	$3,417,892	$12,215,757	$12,103,887

Cost of sales	2,190,863	2,097,976	7,639,407	7,483,577

Gross profit	1,343,091	1,319,916	4,576,350	4,620,310

Selling, general and administrative expenses	913,163	821,334	3,441,140	3,205,407

Operating profit	429,928	498,582	1,135,210	1,414,903

Interest expense, net	16,787	24,452	69,555	87,458

Earnings before provision for income taxes	413,141	474,130	1,065,655	1,327,445

Provision for income taxes	144,411	170,586	380,547	485,956

Net earnings	$268,730	$303,544	$685,108	$841,489

Net earnings per share - Basic	$1.86	$1.93	$4.61	$5.15
Net earnings per share - Diluted	$1.84	$1.91	$4.58	$5.10

Weighted average shares outstanding - Basic	144,835	157,228	148,590	163,257
Weighted average shares outstanding - Diluted	145,981	158,717	149,708	165,016

Dividends declared per share	$0.125	$-	$0.500	$-

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	February 25,	February 27,
	2017	2016

Assets

Current assets:
Cash and cash equivalents	$488,329	$515,573
Short term investment securities	-	86,197
Merchandise inventories	2,905,660	2,848,119
Other current assets	416,755	376,073

Total current assets	3,810,744	3,825,962

Long term investment securities	89,592	71,289
Property and equipment, net	1,837,129	1,725,043
Goodwill	655,085	487,169
Other assets	453,479	380,614

	$6,846,029	$6,490,077

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,179,088	$1,100,958
Accrued expenses and other current liabilities	484,114	409,445
Merchandise credit and gift card liabilities	309,478	297,930
Current income taxes payable	59,821	58,892

Total current liabilities	2,032,501	1,867,225

Deferred rent and other liabilities	534,677	499,368
Income taxes payable	67,971	72,807
Long term debt	1,491,603	1,491,137

Total liabilities	4,126,752	3,930,537

Shareholders' equity:
Preferred stock - $0.01 par value; authorized - 1,000
shares; no shares issued or outstanding	-	-

Common stock - $0.01 par value; authorized - 900,000 shares;
issued 339,533 and 337,613 shares, respectively;
outstanding 146,274 and 156,690 shares, respectively	3,395	3,377
Additional paid-in capital	1,974,781	1,884,813
Retained earnings	11,003,890	10,394,865
Treasury stock, at cost; 193,259 and 180,923 shares, respectively	(10,215,539)	(9,668,517)
Accumulated other comprehensive loss	(47,250)	(54,998)

Total shareholders' equity	2,719,277	2,559,540

	$6,846,029	$6,490,077

Certain reclassifications have been made to the Fiscal Year 2015 balance sheet to conform to the Fiscal Year 2016 consolidated balance sheet classification.

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Twelve Months Ended
	February 25,	February 27,
	2017	2016
Cash Flows from Operating Activities:

Net earnings	$685,108	$841,489
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	290,914	273,947
Stock-based compensation	71,911	66,965
Excess tax benefit from stock-based compensation	(1,483)	(10,370)
Deferred income taxes	24,878	56,997
Other	(1,032)	398
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(38,493)	(121,748)
Trading investment securities	(18,780)	(2,270)
Other current assets	(18,464)	(16,171)
Other assets	(14,480)	(27,904)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	49,458	(48,148)
Accrued expenses and other current liabilities	(8,586)	6,694
Merchandise credit and gift card liabilities	11,390	(7,872)
Income taxes payable	(8,307)	(15,036)
Deferred rent and other liabilities	17,754	15,213

Net cash provided by operating activities	1,041,788	1,012,184

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	-	(103,017)
Redemption of held-to-maturity investment securities	86,240	126,875
Redemption of available-for-sale investment securities	-	28,905
Capital expenditures	(373,574)	(328,395)
Investment in unconsolidated joint venture	(3,318)	-
Payment for acquisitions, net of cash acquired	(201,277)	-

Net cash used in investing activities	(491,929)	(275,632)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	20,424	9,109
Payment of other liabilities	-	(7,646)
Excess tax benefit from stock-based compensation	1,483	10,370
Payment of dividends	(55,612)	-
Repurchase of common stock, including fees	(547,022)	(1,100,585)

Net cash used in financing activities	(580,727)	(1,088,752)

Effect of exchange rate changes on cash and cash equivalents	3,624	(7,801)

Net decrease in cash and cash equivalents	(27,244)	(360,001)

Cash and cash equivalents:
Beginning of period	515,573	875,574
End of period	$488,329	$515,573